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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[x] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

_______________________________________________________________________________
1.   Name and Address of Reporting Person*

Cobalt Capital Management, Inc.
-------------------------------------------------------------------------------
   (Last)                               (First)                  (Middle)

237 Park Avenue, Suite 900
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                                        (Street)

New York                                New York                 10012
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   (City)                               (State)                  (Zip)


_______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Resource America Inc. (REXI)
_______________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)



_______________________________________________________________________________
4.   Statement for Month/Day/Year


03/08/02
_______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


_______________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_] Director                            [x] 10% Owner
     [_] Officer (give title below)          [_] Other (specify below)


_______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [x]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
===============================================================================

                                                                                                 5.
                                                                                                 Amount         6.
                                                                 4.                              of Securities  Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A. Deemed   3.           Disposed of (D)                 Owned          Form:     7.
                         2.            Execution    Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                         Transaction   Date,        Code         ------------------------------- Reported       (D) or    Indirect
1.                       Date          if any       (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security        (Month/       (Month/      ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)               (Day/Year)    Day/Year)    Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock             03/08/02                   S               20,000       D     $9.26    1,741,700       I          ++
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

                            (Print or Type Response)
(Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                          9.         10.
                                                                                                          Number     Owner-
                                                                                                          of         ship
                                                                                                          Deriv-     Form
             2.                                                                                           ative      of
             Conver-                             5.                             7.                        Secur-     Deriv-  11.
             sion                                Number of                      Title and Amount          ities      ative   Nature
             or                                  Derivative    6.               of Underlying     8.      Bene-      Secur-  of
             Exer-                       4.      Securities    Date             Securities        Price   ficially   ity:    In-
             cise    3.       3A.        Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      Owned      Direct  direct
             Price   Trans-   Deemed     action  or Disposed   Expiration Date  ----------------  Deriv-  Following  (D) or  Bene-
1.           of      action   Execution  Code    of(D)         (Month/Day/Year)           Amount  ative   Reported   In-     ficial
Title of     Deriv-  Date     Date,      (Instr. (Instr. 3,    ----------------           or      Secur-  Trans-     direct  Owner-
Derivative   ative   (Month/  if any     8)      4 and 5)      Date     Expira-           Number  ity     action(s)  (I)     ship
Security     Secur-  Day/     (Month/    ------  ------------  Exer-    tion              of      (Instr. (Instr.    (Instr. Instr.
(Instr. 3)   ity     Year)    Day/Year)  Code V   (A)    (D)   cisable  Date    Title     Shares  5)      4)         4)      4)
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

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

Explanation of Responses:

++ The securities reported on this filing are held in (a) the accounts of unregistered investment companies over which the Reporting Person has investment discretion by virtue of the Reporting Person being the general partner or investment manager, as applicable, of said entities and (b) managed accounts over which the Reporting Person has investment discretion by virtue of the Reporting Person being the investment advisor of said managed accounts. The Reporting Person in turn has a pecuniary interest in the securities held by certain of these unregistered investment companies equal to its portion of the incentive allocation potentially made to the general partner of certain entities each year.

+++ The reporting person hereby disclaims beneficial ownership over the shares reported on this Form 3 to the extent of its pecuniary interest therein.

Cobalt Capital Management, Inc. +++


By: /s/ Wayne Cobalt                                              2/20/03
--------------------------------------------            -----------------------
Managing Member                                                  Date
      **Signature of Reporting Person

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one reporting person, see Instruction
     4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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